APPLICATION DEVELOPMENT AGREEMENT

     This Application and Development Agreement is made on March ___, 1999 by and between Nanopierce Technologies, Inc. (hereinafter "Nanopierce") and Multitape GmbH & Co. KG, (hereinafter "Multitape").

1. Nanopierce is the owner of certain patented and patentable intellectual property, inventions and trade secrets relating to a particle interconnect technology, known as Nanopierce Connection System (hereinafter "NCS").

2. Multitape is the owner of certain patented and patentable intellectual property, inventions and trade secrets relating to the design and manufacture of Chip Module Substrate Tape (hereinafter "Module Tape) for Dual Interface Smart Cards (hereinafter "CombiCards").

3. Nanopierce and Multitape have had discussions relating to the application of NCS to the design and manufacture of Module Tape for CombiCards particularly as it relates to connection of the antenna to the chip module. Nanopierce and Multitape believe that they can benefit from the integration of NCS into the current and future designs of Module Tape for CombiCards designed, developed, manufactured and sold by Multitape.

4. Nanopierce and Multitape believe that their respective intellectual properties and trade secrets can be integrated to design, develop, manufacture and market new versions of Module Tape for CombiCards and derivative products, which will provide significant improvements in performance and reliability and achieve substantial cost reductions in the manufacturing of CombiCards.

5. Nanopierce and Multitape are willing to cooperate in the development of Module Tape utilizing NCS for CombiCards and derivative products. Nanopierce and Multitape agree to share, on a confidential basis, all information necessary to accomplish such objective and concurrent with the execution of this Agreement, agree to execute and deliver a Confidential Disclosure Agreement substantially similar to EXHIBIT A.

6. All intellectual properties, including patents, patent applications, disclosed patentable information, trademarks, trade names, trade secrets and similar intangible rights owned by Nanopierce or by Multitape prior to the execution of this Agreement shall remain the sole and exclusive property or right of such party. All intellectual property and technology created by Nanopierce in the development and application of NCS to the Module Tape for CombiCards shall remain the exclusive property of Nanopierce. All intellectual property and technology created by Multitape in the development of Module Tape for CombiCards shall remain the exclusive property of Multitape.

7. Multitape shall provide to Nanopierce samples of its Module Tape for CombiCards and antennas to allow Nanopierce an opportunity to review, assess and advise Multitape about technical improvements, enhancements, refinements and specifications issues and to apply NCS to the samples.

8. Nanopierce shall within a mutually agreed time provide Multitape with technology demonstration vehicles suitable for testing.

9. Multitape shall within a mutually agreed time perform or otherwise secure industry accepted CombiCard testing of the demonstration vehicles and shall provide to Nanopierce the test results.

10. When Nanopierce and Multitape jointly agree that the Module Tape for CombiCards utilizing NCS and any other improvement provided by Nanopierce are suitable for commercial production and sale, then the parties agree to negotiate the terms and conditions of a mutually acceptable license or other form of agreement.


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11.     The  parties agree to enter into a Definitive Agreement relating to this
Application Development Agreement, if necessary; and, to enter into and execute all other licenses, documents or instruments necessary, essential or appropriate to effect the intent and purposes of this Agreement.

12. This Agreement shall be binding upon the representatives, successors and assigns of the parties. This Agreement cannot be assigned or changed except in writing and executed by both parties.

13. The parties represent that they are competent and fully authorized to enter into and execute this Agreement as a valid, binding and enforceable obligation of the parties.




NANOPIERCE  TECHNOLOGIES,  INC.          MULTITAPE  GMBH  &  CO.  KG


By:  ____________________________          By:  _________________________
     Paul  H.  Metzinger,  President
          &  Chief  Executive  Officer

By:  ____________________________
     Herbert  J  Neuhaus,
     Executive  Vice  President  of  Technology
and  Marketing







































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